UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 23, 2022
Date of Report (date of earliest event reported)
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Greenidge Generation Holdings Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-40808 (Commission File Number)	86-1746728 (I.R.S. Employer Identification Number)
135 Rennell Drive, 3rd Floor Fairfield, CT 06890
(Address of principal executive offices and zip code)
(203) 718-5960
(Registrant's telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.0001	GREE	NASDAQ Global Select Market
8.50% Senior Notes due 2026	GREEL	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company   ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement
Item 8.01     Other Events

On December 23, 2022, Greenidge Generation Holdings, Inc. (“Greenidge”) and its subsidiaries Greenidge Generation LLC, GTX GEN 1 Collateral, LLC, GSC Collateral LLC, and GNY Collateral LLC entered into a Limited Waiver and Amendment of Loan Documents (the “NYDIG Waiver”) with NYDIG ABL LLC (“NYDIG”) and NYDIG Trust Company LLC (“NYDIG Trust” and collectively with NYDIG, the “Lender Parties”).
The Lender Parties and Greenidge’s subsidiaries named above are parties to certain Master Equipment Finance Agreements and related loan documentation (the “Loan Documents”). Pursuant to the Loan Documents, Greenidge’s subsidiaries owed a payment of principal and interest in the amount of approximately $1.0 million due on December 25, 2022. Pursuant to the NYDIG Waiver, the Lender Parties agreed that failure to pay the December 25 payment when due would not be an event of default if that payment were made in full by January 10, 2023. The NYDIG Waiver left the due dates for other scheduled payments under the Loan Documents unaffected. The parties also agreed that if certain other defaults occur, all of the principal amount due and owing under the Loan Documents shall automatically and immediately become due and payable.
On December 29, 2022, Greenidge and B Riley Commercial Capital, LLC (“BRCC”) entered into a Waiver and Acknowledgement Letter (the “B Riley Waiver”) regarding the terms of the Amended and Restated Bridge Promissory Note dated August 10, 2022 executed by Greenidge in favor of BRCC (the “BRCC Note”). Under the B Riley Waiver, BRCC agreed that Greenidge’s failure to pay the approximately $1.5 million payment of principal and interest due under the BRCC Note on December 20, 2022 would not be an event of default if that payment were made in full by the earlier of January 16, 2023 or the date that Greenidge and BRCC enter into a mutually satisfactory amendment to the BRCC Note addressing, among other things, future amortization requirements under the BRCC Note. The waiver left the due dates for other scheduled payments under the BRCC Note unaffected.
The foregoing description of the NYDIG Waiver and the B Riley Waiver (collectively, the “Waivers”) does not purport to be complete and is qualified in its entirety by reference to the full text of the Waivers, which are attached to this Current Report on Form 8-K as Exhibit 10.1 and Exhibit 10.2, which are incorporated by reference herein.
As previously reported, Greenidge entered into a non-binding term sheet dated as of December 19, 2022 with NYDIG to potentially restructure its approximately $74 million of debt remaining with NYDIG under the Loan Documents. As part of that debt restructuring, NYDIG would purchase miners with a capacity of approximately 2.8 EH/s for approximately $50 million, to be effected by reducing Greenidge’s debt owed to NYDIG by such amount. If the purchase of miners was closed by December 31, 2022, Greenidge estimates it would record a loss on the sale of the miners of approximately $60 to $70 million arising out of the difference between the carrying value of the miners on Greenidge’s books and the amount of debt cancelled upon their sale. Based on this information and other factors, Greenidge currently expects a total long-lived asset impairment to the Crypto and Power segment in the fourth quarter, including the write-down of the miners expected to be sold to NYDIG, of approximately $90 to $110 million. This excludes further impairments to Support.com’s assets, which are also anticipated to require a write down as a result of the non-renewal of its largest customer contract and pending the sale of its assets. The total carrying value as of September 30, 2022 of the Support.com assets that could be affected by this write-down was approximately $5.0 million.
Greenidge is offering shares of its Class A Common Stock in an at-the-market offering through B. Riley Securities, Inc. as sales agent. In accordance with the terms BRCC Note described above (filed as an exhibit to Greenidge’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022), until such time as the BRCC Note is paid in full or amended, Greenidge will use the net proceeds from sales under the at-the-market offering to prepay principal outstanding on the BRCC Note.

Item 9.01 - Financial Statements and Exhibits
(d) The following exhibits are being filed herewith:

Exhibit No.	Description
10.1
Limited Waiver and Amendment of Loan Documents dated as of December 23, 2022, by and among Greenidge Generation Holdings, Inc., Greenidge Generation LLC, GTX GEN 1 Collateral, LLC, GSC Collateral LLC, and GNY Collateral LLC and NYDIG ABL LLC and NYDIG Trust Company LLC

10.2	Waiver and Acknowledgement Letter dated as of December 29, 2022, by and among Greenidge Generation Holdings, Inc. and B Riley Commercial Capital, LLC.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 30th day of December, 2022.

Greenidge Generation Holdings Inc.

By:	/s/ Robert Loughran
Name:	Robert Loughran
Title:	Chief Financial Officer